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                                                                    Exhibit 10.9

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made this 22nd day of March, 2005 (the "Effective Date"), by and between BioEnergy Capital Consultants, LLC, a South Dakota limited liability company, with an address of 44095 212th Street, Lake Preston, South Dakota 57249 ("BioEnergy"), and Advanced BioEnergy, LLC, a Delaware limited liability company, with an address of 4424 South 177th Street,
Omaha, Nebraska 68135 ("Client").                                 179th /s/jp


                                    RECITALS

     A. Client intends to develop, finance and construct an ethanol plant in or near Fairmont, Nebraska, with a capacity to produce 100 million gallons of ethanol per year (the "Project").

     B. BioEnergy has a background in the development of value-added agriculture projects and is willing to provide services to Client based on this background.

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client engages BioEnergy, and BioEnergy accepts engagement, upon the terms and conditions hereinafter set forth.

     1. TERM. BioEnergy's engagement with Client shall commence as of the Effective Date and shall continue at least through the first day after the Loan Closing Date (as defined in section 3), unless properly terminated as provided herein. BioEnergy may terminate its services upon fourteen (14) days prior written notice to Client. Client may only terminate BioEnergy's services for "Cause". For purposes of this Agreement, "Cause" means BioEnergy's gross negligence or intentional misconduct in the performance of its duties under this Agreement, a known violation of the law, or a material broach of this Agreement by BioEnergy.

     2. SERVICES. BioEnergy shall serve as Client's Project consultant. BioEnergy's service providers (described in section 8 of this Agreement) shall perform the following duties incident to that service subject to Client's approval:

          a. Assist negotiations of contracts with various service and product providers;

          b. Assist the planning of the Client's equity marketing effort, including, without limitation, preparation of written and visual equity marketing materials (including, but not limited to, a power point presentation), and training Client's officers and directors to conduct Client's equity marketing effort;

          c. Assist the securing of debt financing for and commencement of construction of the Project;

          d. Assist the education of local lenders including, without limitation, the preparation of a "banker's book" tailored to the Project; and

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          e.   Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and commencement of construction or the Project, including without limitation, cooperating with the Client's personnel similarly engaged. Notwithstanding the forgoing, neither BioEnergy, its members, managers, officers, employees, nor agents shall itself or themselves be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.

     Subject to Client's approval, BioEnergy shall determine the manner in which the services are to be performed and the specific hours to be worked by BioEnergy. Client shall rely on BioEnergy to work as many hours as may be reasonably necessary to fulfill BioEnergy's commitments under this Agreement.

     3. SUBSEQUENT EQUITY OFFERINGS. If Client successfully reaches financial close of the equity and debt financing necessary to build the Project and this Agreement has not been terminated by Client pursuant to Section 1, Client agrees that BioEnergy shall then have the right to perform for Client the services set forth in Section 2 in the event that Client decides within the next FIVE (5) years from the date of this Agreement to raise a substantial amount of additional equity from individual investors living in or around the geographical area surrounding the Project. In that event, BioEnergy's fees for these additional services shall be negotiated by the parties but shall be commensurate with the fees set forth in this Agreement.

     4.   PAYMENT.

     a. Client shall transfer to BioEnergy without payment therefore, Twenty-five Hundred (2,500) unrestricted membership units in Advanced BioEnergy, LLC (the "Unrestricted Units"), no later than ten (10) days following the Effective Date. Subsequent to the transfer of the Unrestricted Units, Client expects to perform a membership unit dividend wherein additional membership units shall be distributed for every one (1) membership unit issued and outstanding (the "Unit Dividend"). The terms of the Unit Dividend ore expected to be two (2) Units for every one (1) Unit issued and outstanding. However, BioEnergy acknowledges that the terms of the Unit Dividend are subject to change and shall not be finally determined by the Client's Board of Directors until alter the close of the seed capital offering. The Unrestricted Units shall be eligible to participate in the Unit Dividend on the same terms and conditions as all other memberships units issued and outstanding on the date of the Unit Dividend. No later than ten (10) days following the date of the Unit Dividend, Client shall transfer an additional Forty Two Thousand Five Hundred (42,500) membership units (the "Restricted Units") in Advanced BioEnergy, LLC to BioEnergy without payment therefore. If Client does not begin construction of the Project on or before December 31, 2007, and Client is no longer actively pursuing the Project, or if the Client files Articles of Dissolution before beginning construction of the Project, then BioEnergy shall return to Client the Restricted Units, without payment of consideration by Client. In this event, BioEnergy shall be entitled to receive any and all distributions made by the Client to all members with

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     respect to the remaining membership units, including the Unrestricted Units and any additional membership units received as a result of the Unit Dividend, in proportion to all outstanding membership units. This restriction shall be noted on the certificates or other instruments evidencing ownership of the Restricted Units. Notwithstanding anything in this Agreement to the contrary, the Restricted Units shall not be transferred until after the date of the Unit Dividend and shall not be entitled to participate in the Unit Dividend.

     b. Client shall pay to BioEnergy One Thousand Five Hundred Dollars ($1,500.00) per week as payment for services commencing upon the Effective Date and continuing through the first date after Client's equity drive for the Project has been closed and the patties mutually agree that all administrative details related thereto have been concluded (the "Equity Drive Closing Date"). The Equity Drive Closing Date shall be at least two full weeks following the end of the week in which Client receives the subscription agreement that achieves the equity goal necessary for the successful completion of the Project. Fees required to be paid under this paragraph 4(b) may be interrupted during "seasonal events" such as planting, harvesting and major holiday periods to include Thanksgiving week and the Christmas and New Years' holidays (December 20 through January 5). The planting season is generally identified as April 17 through June 10, and the harvesting season is generally identified as September 20 through October 31. "Seasonal events" shall also occur at such other times as the parties may mutually agree. During these periods, Client shall pay to BioEnergy Three Hundred Seventy Five Dollars ($375.00) per day for the days that services are rendered, not to exceed One Thousand Five Hundred Dollars ($1,500.00) per week (Sunday through Saturday) even though BioEnergy may perform services for more than four days during such weeks.

     c. After the Equity Drive Closing Date and continuing through the first date after Client closes a loan transaction to finance construction of the Project (the "Loan Closing Date"), Client shall pay BioEnergy Three Hundred Seventy Five Dollars ($375.00) per day for specifically identified services rendered on certain days. Payments shall be payable within fourteen (14) days of Client's receipt of a detailed invoice from BioEnergy which outlines the services provided during the pay period. Upon termination of this Agreement, payments under this subsection shall cease; provided, however, that BioEnergy shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which BioEnergy has not been paid.

     5. EXPENSES. Client shall reimburse BioEnergy for all reasonable, ordinary and necessary expenses incurred by BioEnergy in performance of its duties hereunder, including without limitation, reimbursement for automobile mileage at the rate periodically set by the Internal Revenue Service. However, in no case shall any such expense reimbursements exceed Seven Hundred Fifty Dollars ($750.00) in any single week.

     6. SUPPORT SERVICES. Client shall provide the following support services for the benefit of BioEnergy, as approved by Client: office space, secretarial support, and office supplies.

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     7.   RELATIONSHIP OF THE PARTIES. The parties understand that BioEnergy is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of BioEnergy.

     8. SERVICE PROVIDERS. Paul Casper and John T. Porter shall provide the majority of BioEnergy's services under this Agreement. John T. Porter's duties shall include assisting in the development of the Project and the organization of investor meetings. Paul Casper's duties shall include assisting in the organization of investor meetings. Notwithstanding the foregoing, BioEnergy may substitute its other personnel to provide BioEnergy's services under this Agreement on a limited basis as needed, with Client's consent. BioEnergy's employees, members, or agents who perform services for Client under this Agreement shall be bound by the terms of this Agreement,

     9. INSURANCE. BioEnergy and .Client shall each obtain, maintain and keep in full force and effect during the term of this Agreement the following insurance coverages:

          a. Commercial general liability insurance with policy limits that have a combined single limit of One Million Dollars ($1,000,000.00); and

          b. Business automobile liability insurance, covering owned, non-owned and hired vehicles with a combined single limit of One Million Dollars ($1,000,000.00).

          All insurance provided for in this section 9 shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do business in states where the respective parties currently conduct business. Each party shall name the other as an additional insured with respect to each policy. Each party shall furnish the other with proof of the payment of all premiums due on said policies of insurance and that the policies of insurance are in full force and effect. Each policy or certificate of insurance shall contain an agreement by the insurer that coverages shall not be cancelled for any reason without at least 30 days prior written notice to the other party.

     10. INDEMNIFICATION. Client shall indemnify and defend BioEnergy and its employees, members, managers, officers, and agents against expenses actually and reasonably incurred in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), in which BioEnergy and/or its employees, members, managers, officers or agents are made a party by reason of performing services for Client or acting in any manner pursuant to this Agreement, except that Client shall have no obligation to indemnify and defend BioEnergy and/or its employees, members or agents for its and/or their act or omission that involve gross negligence, intentional misconduct or a known violation of the law. BioEnergy shall indemnify and defend Client and its employees, members, directors, officers and agents against expenses actually and reasonably incurred in connection with the defense of any Proceeding in which Client and/or its employees, members, directors, officers or agents arc made a party by reason of BioEnergy

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and/or its employees, members, managers, officers or agents commit an act or omission that involves gross negligence, intentional misconduct or a known violation of the law.

     11. TAXES. Client shall be solely responsible for payment of all taxes and charges, now or hereafter imposed (whether by federal, state, municipal or other public authority), by reason of this Agreement or its performance, including but not limited to, sales or use taxes, but excluding any income tax imposed upon the net profits of BioEnergy.

     12. COPYRIGHT LICENSE. BioEnergy will author written and visual equity marketing materials, Power Point presentations, advertisements, a "banker's book", training materials and other literary works and audio visual works (the "Proprietary Information") in fulfillment of its duties hereunder. BioEnergy hereby grants Client a non-exclusive right and license to use the Proprietary Information for its business and operations only. Client shall not have or acquire any proprietary or other right whatsoever in the Proprietary Information, except as provided herein, all of which rights belong exclusively to BioEnergy. Client shall not sell, assign, gift, sublicense or otherwise transfer to any third party any rights in the Proprietary Information without the prior written consent of BioEnergy, with the granting of said consent to be in BioEnergy's sole discretion.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Client and BioEnergy, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by BioEnergy of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void, unless such engagement is made to Paul Casper or John
T. Porter, or any entity in which either Paul Casper, John T. Porter or BioEnergy own a majority ownership interest.

     14. WAIVER. The waiver by either party of its rights under this Agreement or the failure of a party to promptly enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.

     15, NOTICES. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows, or such substitute street addresses as the parties may provide to writing:

     To BioEnergy:                      BioEnergy Capital Consultants, LLC
                                        Attn: Paul Casper
                                        44095 212th Street
                                        Lake Preston, SD 57249

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      To Client:                        Advanced BioEnergy, LLC
                                        Attn:  Revis L. Stephenson, III
                                        1850 Fox Ridge Road
                                        Orono, MN  55356

     16. APPLICABLE LAW. This Agreement and all obligations created hereunder or required to be created hereby shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska, and the parties hereby consent that the District Court situated in Fillmore County, Nebraska, shall be the exclusive jurisdiction and venue of any disputes relating to this Agreement.

     17. DEFAULTS. In the event of the failure of either of the parties to comply with any or the terms and provisions of this Agreement, or in the event either party has violated any of the warranties and representations made herein by that party, then such party shall be deemed to be in default hereunder and the other party shall be given written notice of such noncompliance and shall give the defaulting party seven (7) days from the date of such notice within which to correct such noncompliance. If such default has not been corrected, or an arrangement satisfactory to the complaining party has not been made by the end of the notice period, then the complaining party may take whatever action is necessary, and exercise all remedies available in order to protect the complaining party's rights under the terms and conditions of this Agreement. The parties agree that the remedies set forth in this section 17 shall not be exclusive, but they shall be cumulative with all other rights and remedies available, at law or in equity, to the parties. In the event of any dispute between the parties resulting from this Agreement or any provisions hereunder, the prevailing party in any such dispute shall be entitled to recover reasonable attorneys' fees and such other costs incurred therewith.

     18. SEVERABILITY. In the event that any term, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding or holdings shall not invalidate or make unenforceable any other term, condition or provision of this Agreement. The remaining terms, conditions and provisions shall be flatly severable, and shall be construed and enforced as if such invalid term, condition or provision had never been inserted in this Agreement initially.

     19. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provides for. No amendment or modification of this Agreement shall be valid or binding unless in writing and signed by the party against whom such amendment or modification is to enforced.

     20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the
Effective Date.

     BIOENERGY CAPITAL                    ADVANCED BIOENERGY, LLC
     CONSULTANTS, LLC


By    /s/ Paul W. Casper                  By   /s/ Revis L. Stephenson, III
  ---------------------------------         ------------------------------------
      Paul Casper, Member                 Revis L. Stephenson III, Chairman

 and

By    /s/John T. Porter
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      John T. Porter, Member
      3/22/05


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